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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         AGREEMENT by and between U.S. Bancorp, a Delaware corporation (the "Company") and Jerry A. Grundhofer (the "Executive"), is effective as of October 16, 2001.

         1. Certain Definitions. The "Effective Date" shall mean the first date after the date hereof on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

         2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

                  (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more



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than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                  (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on December 31, 2006 (the "Employment Period").

         4. Terms of Employment.

                  (a) Position and Duties. (i) During the Employment Period, the Executive shall be President and Chief Executive Officer of the Company and, in such capacity, the Executive shall be responsible for the strategic direction and operations of the Company, and shall serve on the Company's Board of Directors and shall have such other duties, responsibilities and authorities as shall be consistent therewith. The Executive shall also be Chairman, President and Chief Executive Officer of U.S. Bank, N.A. and shall serve on its Board of Directors. In addition to the above, the Executive shall be elected Chairman of the Board of Directors of the Company effective upon the earlier of the retirement of the current Chairman or December 31, 2002.

                           (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood


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         and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $975,000 until adjusted following any review of the Annual Base Salary as hereinafter provided. The Annual Base Salary shall be paid in equal semi-monthly installments. During the Employment Period, the Annual Base Salary shall be reviewed by the Compensation Committee of the Company's Board of Directors (the "Committee") at least every 12 months. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced below $975,000 or after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                           (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") pursuant to the U.S. Bancorp Executive Incentive Plan (or successor to such plan), pro rated in the case of a bonus for any year during which the Executive was employed for less than 12 months; provided, however, after the Effective Date, the Annual Bonus shall be no less than 175% of the Executive's Annual Base Salary ("Minimum Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus. For each fiscal year during the Employment Period, the Executive's target bonus opportunity for achieving target performance levels with respect to corporate and individual objectives established by the Committee under the Company's then-applicable annual incentive plan shall be at least 175% of his then-current Annual Base Salary. During the Employment Period, the target Annual Bonus levels shall be reviewed at least every 12 months. Any increase in such level shall not serve to limit or reduce any other obligation to the Executive under this Agreement, and the target Annual Bonus levels shall not be lowered after any such increase and shall not be less than 175% of the Executive's Annual Base Salary.

                           (iii) Restricted Stock Units. On or before January 2, 2002, the Company shall grant the Executive an award of restricted stock units pursuant to the U.S. Bancorp 2001 Stock Incentive Plan ("Stock Plan") corresponding to such number of shares of common stock of the Company (the "Restricted Stock Units") as equals the quotient of
         (x) $5,600,000 divided by (y) the average New York Stock Exchange closing price of common stock of the Company during the sixty (60) trading day period ending on the day prior to such award date. To the extent that dividends are paid on common stock of the Company after the effective date of this Agreement (as first set forth above) and prior to the Distribution Date, the Executive shall be entitled to receive additional Restricted Stock Units on each dividend payment date of the Company (including any dividend declared prior to the Distribution Date and payable after such date, which shall be deemed paid on the Distribution Date) having a fair market value (based on the




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         closing price of the Company's common stock on such payment date) equal to the amount of dividends paid on common stock of the Company represented by the Restricted Stock Units, which additional Restricted Stock Units shall vest on the same basis as the award of Restricted Stock Units above. Such award shall vest on December 31, 2006, provided that the Executive is still employed by the Company on such date, and once vested shall be distributable in common stock of the Company on January 15 (the "Distribution Date") of the calendar year following the calendar year in which the Executive's employment with the Company and all affiliates shall terminate. The foregoing provisions of this
         Section 4(b)(iii) to the contrary notwithstanding, the Executive shall be allowed to elect, in writing, delivered to the Committee no later than the October 1 immediately preceding the Distribution Date, to surrender all or fewer than all of the Restricted Stock Units, if vested, effective on the Distribution Date in exchange for an additional benefit under the NQRP (as defined in Section 4(b)(v) below) commencing at age 62 (or earlier on an actuarially reduced basis to the extent so provided under the NQRP). The present value of such additional benefit on the Distribution Date shall be equal to the greater of (1) the product of (A) the number of Restricted Stock Units surrendered, multiplied by (B) the average closing price of the Company's common stock over the thirty (30) trading day period immediately preceding the Distribution Date or (2) such product determined by substituting the average closing price of the Company's common stock over the thirty (30) trading day period immediately preceding such October 1 (such greater product is the "Conversion Value"). The Conversion Value shall be converted to the normal form of annuity under the NQRP, using actuarial assumptions based on the FAS 87 interest rate and mortality assumptions in effect on such October 1, and the annuity so converted from the Conversion Value shall be added to any benefit payable to the Executive under the NQRP (as further provided at Section 4(b)(v) below) at retirement.

                           (iv) Long-Term Incentive Plans. The Executive shall be eligible to participate throughout the Employment Period in such long-term incentive plans and programs of the Company ("Long Term Incentive Programs") as may be in effect from time to time. The Executive's level of incentive opportunity in such Long Term Incentive Programs shall be established by the Committee annually and shall be at a level and on terms and conditions consistent with participation by other peer executives of the Company.

                           (v) Incentive, Savings and Retirement Plans.

                                    A. During the Employment Period, the
         Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies. The Executive shall participate in, and shall be fully vested in his benefit under the Firstar Corporation Non-Qualified Retirement Plan (or successor to such plan, the "NQRP") under which the Executive shall be given service credit for his service with Firstar Corporation, BankAmerica Corporation, Security Pacific Corporation and Wells Fargo N.A. (together, the "Prior Employers"), provided that the Company's obligation under the NQRP shall be offset by all other pension benefits of the Company to which the Executive may be or may become entitled (other than the additional benefit



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         provided at Section 4(b)(iii) above) and all pension benefits to which the Executive is entitled from the Prior Employers (including, but not limited to, Firstar Corporation's noncontributory defined benefit pension plan); provided further that after the Effective Date in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies, after taking into account the difference in age between the Executive and the peer executives.

                                    B. The provisions of the NQRP to the
         contrary notwithstanding, the Executive's benefit under the NQRP shall take into account the following:

                                             a. The formula for determining the
                  Executive's supplemental benefit under Appendix B-3 of the NQRP shall be modified by adding one-twelfth of the Grant Date Value to each month of the calendar year immediately preceding the Distribution Date for the purpose of determining Executive's Monthly Earnings thereunder, provided that the Executive remains continuously employed by the Company through December 31, 2006 unless the termination of the Executive's employment prior to December 31, 2006 is by the Company without Cause or due to the Executive's Disability or is by the Executive for Good Reason or due to his death. The "Grant Date Value" shall be $5,600,000;

                                             b. For purposes of determining the
                  Executive's supplemental pension benefit under the NQRP, the amount of the Annual Bonus used in computing his Final Average Monthly Earnings under such plan shall be the greater of (i) the average during the applicable five year period of 175% of the Executive's Annual Base Salary, or (ii) the average Annual Bonus actually earned by the Executive during the applicable five year period; provided that, if the Executive shall terminate employment with the Company prior to December 31, 2006 for any reason, other than (1) a termination by the Company without Cause, (2) due to his Disability, (3) a termination by the Executive for Good Reason or (4) due to his death, then the amount determined under clause (i) shall be the average during the applicable five year period of 175% of the Executive's Annual Base Salary per year for the calendar years commencing 2002 through the date of such termination and 100% of the Executive's Annual Base Salary per year for calendar years prior to 2002; and




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                                            c. In the event that the Executive
                  receives severance benefits pursuant to Section 6(a)(i)(C), the Executive shall not be entitled to commence his receipt of any supplemental pension benefit hereunder until after the expiration of the Severance Period (as defined in Section 6(a)(i)(C)) and determined without regard for any payment of such severance in a lump sum; provided, that if such Severance Period shall expire prior to the date that the Executive attains age 62, then, the third sentence of Section 4(b)(iii) to the contrary notwithstanding, such supplemental pension benefit may begin immediately following the last day of such Severance Period without the actuarial reduction otherwise applicable under the NQRP for the commencement of such benefit prior to age 62.

                  (vi) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, provided that after the Effective Date in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies. For purposes of determining eligibility for retiree medical benefits provided by the Company, the Executive shall be treated as though he is at least age 55 and has at least 10 years of service with the Company.

                  (vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive.

                  (viii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and a monthly car allowance of $1,000, net to the Executive after giving effect to (x) all income taxes payable by Executive that are attributable to such allowance, and (y) any benefits that result from the deductibility by the Executive of any such taxes.

                  (ix) Vacation. During the Employment Period, the Executive shall be entitled to four weeks of paid vacation annually.

         5. Termination of Employment.

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company


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determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

                  (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                           (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

         For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                  (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position,




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         authority, duties or responsibilities; provided, however, that (subject to the election of the Executive as Chairman as provided at Section 4(a)(i) hereof) any change in the Executive's position (including status, duties and titles), authority, duties or responsibilities, in accordance with normal succession planning by the Company's Board of Directors shall not constitute Good Reason if made with the Executive's consent;

                           (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement;

                           (iii) the Company's requiring the Executive to be based at any office or location after the Effective Date other than where the Executive was located immediately prior to the Effective Date other than in connection with a change of the Company's headquarters if the Executive is relocated to such headquarters, or, after the Effective Date, the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                           (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                           (v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

         Notwithstanding the above, "Good Reason" shall exclude an isolated, insubstantial and inadvertent action or failure to act not taken or occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

         For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or



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Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period or on or after the Effective Date, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                           A. the sum of (1) the Executive's Annual Base Salary
                  through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Minimum Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations");

                           B. if the Date of Termination is on or after the
                  Effective Date, an amount equal to the difference between (a) the actuarial equivalent of the benefit (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company's qualified defined benefit retirement plan (the "Retirement Plan") immediately prior to the Effective Date) under the Retirement Plan and NQRP combined which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by
                  Section 4(b)(i) and Section 4(b)(ii), and (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the NQRP combined as of the Date of Termination; and

                           C. an amount equal to the product of (a) 1/12,
                  multiplied by (b) the sum of (1) the Executive's Annual Base Salary and (2) the Highest Annual Bonus, multiplied by (c) the number of months remaining in the Employment Period (including fractions thereof) but not more than thirty-six (36) months ("Severance Period");




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                           (ii) all stock options, restricted stock and other
         stock-based compensation (including, without limitation, the Restricted Stock Units) shall become immediately exercisable or vested, as the case may be;

                           (iii) for the number of months (including fractions thereof) remaining in the Employment Period, after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(vi) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the last day of the Employment Period and to have retired on the last day of the Employment Period;

                           (iv) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

                           (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, the Restricted Stock Units shall become immediately vested and the Executive's beneficiary under the NQRP shall have all rights of Executive to surrender Restricted Stock Units for an additional benefit under the NQRP as set forth at Section 4(b)(iii) hereof; provided, the thirtieth (30th) day after Executive's death shall be substituted for "October 1" thereunder and the "Distribution Date" shall be the ninetieth (90th) day after Executive's death. With respect to the provision of Other Benefits after the Effective Date, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

                  (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, the Restricted Stock Units shall become immediately vested. On the Disability Effective Date, the Executive shall be deemed to have retired (as a Normal Retirement if occurring on or after his Normal Retirement Date or as an Early Retirement if occurring on or after his Early Retirement Date and prior to his Normal Retirement Date, as the case may be (as such terms apply under the NQRP)) for all purposes under the NQRP and the provision of any additional supplemental retirement benefits under this Agreement; provided, (x) such benefits, other than any additional benefits set forth at Section 4(b)(iii) hereof, shall be reduced by any benefit payable to Executive from workers compensation, any long-term disability plan sponsored by the Company and any other disability benefit provided to Executive under this Agreement, and (y) if the Executive recovers from his Disability prior to his Normal Retirement Date all such benefits under the NQRP and under this Agreement, other than any additional benefits set forth at Section 4(b)(iii) hereof, shall cease and shall thereafter recommence in accordance with the applicable provisions of the NQRP (including, without limitation, recommencement of such benefits upon Executive's early retirement thereunder), except that the amount of such benefit shall be the greater of the amount payable to Executive on the Disability Effective Date under such form of benefit as may be elected by the Executive on the Disability Effective Date (without regard for any reduction hereunder for workers compensation and disability benefits) or the amount payable under such form of benefit at such subsequent retirement date. With respect to the provision of Other Benefits after the Effective Date, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

                  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Upon a termination of the Executive's employment for Cause by the Company or by the Executive without Good Reason, the Executive shall forfeit all stock options, Restricted Stock Units, and other stock-based compensation that are not vested on the Date of Termination.

         7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); provided that the Company shall have no such obligation if it is determined by a court that the Company was not in breach of the Agreement and that the Executive's claims were not made in good faith.

         9. Certain Additional Payments by the Company.


                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes and any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                           (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(a) or 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. Confidential Information; Covenant Not to Compete.

                  (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Except as provided at Section 10(c), in no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  (b) Covenant Not to Compete.

                           A. Executive agrees that during the Employment Period
                  and for a period of three (3) years following his termination of employment with the Company for any reason, he will not in any way engage in conduct which is detrimental to the Company or engage in, represent, furnish consulting services to, be employed by, or have any interest in any "Financial Services Company" (as hereinafter defined) within the United States; provided, the Executive shall be permitted to continue to serve as a member of the boards of directors of The Midland Company and Ohio National Life Insurance Company. Further, Executive shall not during the Employment Period and for a period of three (3) years following his termination of employment with the Company for any reason (1) induce or attempt to induce any person or entity which is a customer of the Company or any of its affiliates as of the date of termination of Executive's employment to cease or reduce doing business with the Company or any of its affiliates, or (2) solicit or endeavor to cause any employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates. Notwithstanding the foregoing, the Executive shall not be prevented from owning up to three percent (3%) of the outstanding stock of any publicly traded company which is a Financial Services Company.

                           B. As used herein, the term "Financial Services
                  Company" means any national or state chartered bank; any bank holding company; any other institution that engages as its principal activity in taking deposits or making loans; any entity that engages in commercial or consumer secured and unsecured lending, transaction processing, insurance, investment services, security brokerage, or trust services; or any affiliates of any such institutions.

                           C. Executive agrees that this covenant is reasonable
                  with respect to its duration, geographic area and scope, and acknowledges that compliance with Section 10(b) is necessary to protect the business and goodwill of the Company.

                  (c) Consequences of Violation. In the event that the Executive violates either Section 10(a) or (b) above, the Executive agrees that he shall:

                           (i) forfeit all vested but undistributed Restricted Stock Units;

                           (ii) assign and tender to the Company, free and clear of all liens and encumbrances, that number of shares of common stock of the Company then owned directly or beneficially by the Executive equal to the number of such shares distributed to the Executive pursuant to the award of Restricted Stock Units;

                           (iii) pay cash to the Company an amount equal to the gross proceeds realized by the Executive upon the sale through the New York Stock Exchange, or if sold or otherwise disposed in any other manner (including, without limitation, a disposition without receipt of consideration such as by gift) the value (such value to be equal to the product of such number of shares multiplied by the average of the highest and lowest sale prices of the Company's common stock on the day of such sale or disposition (or if not traded on such day then the immediately preceding trading day)), of the difference between (A) all shares of common stock of the Company directly or beneficially owned by the Executive not to exceed the number of shares distributed to the Executive pursuant to the award of Restricted Stock Units, minus (B) the number of shares tendered to the Company pursuant to Section 10(c)(ii), such sale or other disposition occurring during the one-year period immediately prior to the occurrence of the Executive's conduct which constitutes such violation; and

                           (iv) forfeit any unpaid enhanced supplemental retirement benefits provided to the Executive and shall pay cash to the Company in an amount equal to the sum of the supplemental retirement benefits paid to the Executive relating to the enhancements, in either or both cases:

                                    A. pursuant to the surrender of Restricted
                  Stock Units in consideration for an additional benefit under the NQRP under Section 4(b)(iii), and

                                    B. under Section 4(b)(v)(B) of this
                  Agreement.

         All payments, assignments and tenders provided under this Section 10(c) shall be paid by the Executive to the Company within 60 days following notice of such violation from the Company.

         11. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier, addressed as follows:

         If to the Executive:

                  Jerry A. Grundhofer
                  c/o Wachtell, Lipton, Rosen & Katz
                  51 W. 52 Street
                  New York, New York  10019
                  Attention:  Adam D. Chinn, Esq.

         If to the Company:

                  U.S. Bancorp
                  601 Second Avenue South
                  Minneapolis, Minnesota  55402-4302
                  Attention:  Director-Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, the provisions of this Agreement will control. This Agreement supersedes any prior agreement between the Executive and the Company (or its predecessor) with respect to the subject matter contained herein and may be amended only by a writing signed by the Executive and the Company.

                  (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability off any other provision of this Agreement.

                  (e) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (f) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         13. No Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any payment to the Executive which, according to the opinion of the Company's outside counsel, would violate Section 2523(k) of the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (codified at 12 U.S.C. 1828(k)), or any rules or regulations promulgated thereunder.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                      JERRY A. GRUNDHOFER

                                      ---------------------------------------


                                      Date:
                                           ----------------------------------





                                      U.S. BANCORP

                                      Date:
                                           ----------------------------------
                                      By:
                                         ------------------------------------
                                           Thomas E. Petry
                                           Chairman, Compensation Committee

                                      Date:
                                           ----------------------------------

                                      By:
                                         ------------------------------------
                                           Stephen E. Smith
                                           Executive Vice President
                                            Human Resources

                                      Date:
                                           ----------------------------------